Exhibit 21

Subsidiaries of Hudson Global, Inc.

Subsidiary	State or jurisdiction of incorporation	Percentage owned
Hudson RPO (Aust) Pty Ltd	Australia	100%
Hudson Global Resources Belgium NV	Belgium	100%
James Botrie and Associates, Inc.	Canada	100%
Hudson RPO (Shanghai) Limited	China	100%
Hudson Highland Group Holdings International, LLC	Delaware	100%
Hudson RPO Germany GmbH	Germany (a)	100%
Hudson RPO (Hong Kong) Limited	Hong Kong	100%
Hudson Global Resources Jersey Limited	Jersey	100%
Hudson Europe BV	Netherlands	100%
Hudson RPO (NZ) Limited	New Zealand (a)	100%
Hudson Global Resources Management, Inc.	Pennsylvania	100%
Hudson RPO (Singapore) Pte Limited	Singapore	100%
Hudson Global Resources Switzerland AG	Switzerland	100%
Hudson RPO Limited	United Kingdom	100%

Listed above are certain consolidated directly or indirectly owned Hudson Global, Inc. subsidiaries included in the consolidated financial statements of Hudson Global, Inc. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.

(a) Dormant company and has no activities.